UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2006

TERCICA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50461	26-0042539
(Commission File Number)	(IRS Employer Identification No.)

2000 Sierra Point Parkway, Suite 400

Brisbane, CA 94005

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 624-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 16, 2006, Tercica, Inc. (“Tercica”) announced the resignations of Michael Astrue and Thomas Wiggans from its Board of Directors (the “Board”), which such resignations were effective as of October 13, 2006, the date of the closing (the “Closing”) of the transactions contemplated by that certain Stock Purchase and Master Transaction Agreement (the “Purchase Agreement”), dated July 18, 2006, by and between Tercica and Ipsen, S.A. (“Ipsen”). The transactions contemplated by the Purchase Agreement are described in Tercica’s definitive proxy statement filed with the Securities and Exchange Commission on September 6, 2006 under the caption “Proposal 1—Approval of the Securities Issuance.” In connection with the Closing, the Board elected Jean-Luc Bélingard and Christophe Jean to the Board, effective as of October 13, 2006. Mr. Bélingard, age 57, has served as Ipsen’s Chairman and Chief Executive Officer since 2002. Mr. Jean, age 50, has served as Ipsen’s Chief Operating Officer since 2002 and is also a member of Ipsen’s executive board. In addition to their election to the Board, Mr. Bélingard and Mr. Jean were also appointed to the Strategic Planning Committee of the Board.

Under the terms of an Affiliation Agreement, dated October 13, 2006, by and between Tercica, Suraypharm and Ipsen (the “Affiliation Agreement”), Tercica agreed to effect the elections of Mr. Bélingard and Mr. Jean to the Board immediately following the Closing. Pursuant to the Affiliation Agreement, so long as Ipsen holds at least 15% of the then outstanding shares of Tercica’s common stock, Ipsen is entitled to nominate two out of the nine directors of the Board. In the event that Ipsen holds at least 10% of the then outstanding shares of Tercica’s common stock, but less than 15%, it is only entitled to nominate one director to the Board. Ipsen’s right to nominate directors to the Board terminates if its ownership percentage of Tercica’s outstanding common stock falls below 10%. In the event that Ipsen holds at least 60% of the then outstanding shares of Tercica’s common stock, Ipsen would be entitled to nominate an unlimited number of directors to the Board. Pursuant to the Affiliation Agreement, Ipsen is also entitled to nominate additional independent director nominees (which nominees must be independent of Ipsen) for election to the Board starting in 2008, as follows: one nominee in 2008, two nominees in 2009 and four nominees in 2010; provided, however, that these rights terminate if Ipsen holds less than 15% of the then outstanding shares of Tercica’s common stock and will be reduced in the event that Ipsen sells or transfers an aggregate of more than 5% of Tercica’s outstanding common stock to non-affiliates of Ipsen.

In order to effect the provisions of the Affiliation Agreement described above and as an inducement for Ipsen to enter into the Purchase Agreement, Tercica’s directors and their affiliated funds (the “Supporting Stockholders”) entered into Voting Agreements with Ipsen and Suraypharm in July 2006. Under the terms of the Voting Agreements, during the period from the date of the Closing until the date on which Ipsen is no longer entitled to designate at least one director to the Board pursuant to the Affiliation Agreement, the Supporting Stockholders have, among other things, agreed to vote, and have granted an irrevocable proxy to certain representatives of Ipsen to vote, all shares of Tercica’s common stock legally or beneficially held by such Supporting Stockholders as follows: (i) in favor of each director that Ipsen is then entitled to designate to the Board pursuant to the Affiliation Agreement (not including the additional independent director nominees Ipsen would be entitled to nominate to the Board starting in 2008) (each, an “Ipsen Nominee”), and, to the extent necessary, withhold its vote for all other nominees for director; (ii) in favor of the number of authorized directors to be set and remain at nine and against any change in such number, except as agreed between Tercica and Ipsen; and (iii) against any proposal to remove any Ipsen Nominee from the Board that Ipsen is then entitled to designate to the Board pursuant to the Affiliation Agreement.

Item 8.01. Other Events.

On October 16, 2006, Tercica and Ipsen issued a joint press release announcing the completion of a worldwide strategic collaboration agreement in endocrinology. A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)

Exhibit	Exhibit Title
99.1	Press Release entitled “Ipsen and Tercica Complete Worldwide Strategic Collaboration Agreement in Endocrinology.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tercica, Inc.

By:	/s/ Stephen N. Rosenfield
Stephen N. Rosenfield
Executive Vice President of Legal Affairs

Dated: October 16, 2006

Exhibit	Exhibit Title
99.1	Press Release entitled “Ipsen and Tercica Complete Worldwide Strategic Collaboration Agreement in Endocrinology.”